Charter Announces Third Quarter 2024 Results

Stamford, Connecticut - November 1, 2024 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”), which operates the Spectrum brand, today reported financial and operating results for the three and nine months ended September 30, 2024.

•Third quarter total Internet customers decreased by 110,000. As of September 30, 2024, Charter served 30.3 million Internet customers.

•Third quarter total mobile lines increased by 545,000. As of September 30, 2024, Charter served 9.4 million mobile lines.

•As of September 30, 2024, Charter had a total of 31.7 million customer relationships, excluding mobile-only relationships.

•Third quarter revenue of $13.8 billion grew by 1.6% year-over-year, driven by residential mobile service revenue growth of 37.6% and residential Internet revenue growth of 1.7%.

•Net income attributable to Charter shareholders totaled $1.3 billion in the third quarter.

•Third quarter Adjusted EBITDA1 of $5.6 billion grew by 3.6% year-over-year.

•Third quarter capital expenditures totaled $2.6 billion and included $1.1 billion of line extensions.

•Third quarter net cash flows from operating activities totaled $3.9 billion, in-line with the prior year period.

•Third quarter free cash flow1 of $1.6 billion increased from $1.1 billion in the prior year, primarily driven by lower capital expenditures and higher Adjusted EBITDA.

•During the third quarter, Charter purchased 844 thousand shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for $262 million.

"We executed well during the third quarter, building on our operating strategy and foundational investments," said Chris Winfrey, President and CEO of Charter. "Now and in the future, we have the best, fully deployed network uniquely capable of delivering seamless connectivity and entertainment, everywhere we operate. We have pricing and packaging that saves customers money with the best products, and a service capability and investment that has yet to be fully realized as a competitive advantage."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2024 (c)	September 30, 2023 (c)	Y/Y Change
Footprint
Estimated Passings (d)	58,206	56,582	2.9%

Customer Relationships (e)
Residential	29,465	30,012	(1.8)%
Small and Medium Business ("SMB")	2,223	2,224	—%
Total Customer Relationships	31,688	32,236	(1.7)%

Residential	(150)	3	(153)
SMB	1	5	(4)
Total Customer Relationships Quarterly Net Additions	(149)	8	(157)

Total Customer Relationship Penetration of Estimated Passings (f)	54.4%	57.0%	(2.6) ppts

Monthly Residential Revenue per Residential Customer (g)	$121.47	$119.28	1.8%
Monthly SMB Revenue per SMB Customer (h)	$164.38	$162.94	0.9%

Residential Customer Relationships Penetration
One Product Penetration (i)	47.9%	46.5%	1.4 ppts
Two Product Penetration (i)	33.4%	33.0%	0.4 ppts
Three or More Product Penetration (i)	18.7%	20.5%	(1.8) ppts

% Residential Non-Video Customer Relationships	57.8%	54.2%	3.6 ppts

Internet
Residential	28,205	28,606	(1.4)%
SMB	2,052	2,043	0.4%
Total Internet Customers	30,257	30,649	(1.3)%

Residential	(113)	57	(170)
SMB	3	6	(3)
Total Internet Quarterly Net Additions	(110)	63	(173)

Video
Residential	12,437	13,751	(9.6)%
SMB	578	628	(8.0)%
Total Video Customers	13,015	14,379	(9.5)%

Residential	(281)	(320)	39
SMB	(13)	(7)	(6)
Total Video Quarterly Net Additions	(294)	(327)	33

Voice
Residential	5,895	6,960	(15.3)%
SMB	1,263	1,296	(2.5)%
Total Voice Customers	7,158	8,256	(13.3)%

Residential	(275)	(288)	13
SMB	(13)	2	(15)
Total Voice Quarterly Net Additions	(288)	(286)	(2)

Mobile Lines (j)
Residential	9,057	6,987	29.6%
SMB	297	233	27.4%
Total Mobile Lines	9,354	7,220	29.6%

Residential	526	577	(51)
SMB	19	17	2
Total Mobile Lines Quarterly Net Additions	545	594	(49)

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	315	298	5.7%
Enterprise Quarterly Net Additions	3	4	(1)
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

In September, Spectrum launched a new brand platform, Life Unlimited, which emphasizes the power of Spectrum’s advanced network and cutting-edge connectivity products and services to create opportunities and remove barriers to help customers live their best lives. As part of its new brand platform, Spectrum launched a new and simplified pricing strategy that better utilizes its seamless connectivity and entertainment products to offer lower promotional and persistent bundled pricing to drive growth. Additionally, Spectrum announced new customer commitments focused on reliable connectivity, transparency, exceptional service and a focus on always improving.

Third quarter total Internet customers decreased by 110,000, driven by the end of the FCC's Affordable Connectivity Program ("ACP") in the second quarter, compared to an increase of 63,000 during the third quarter of 2023. Spectrum Internet® delivers the fastest Internet speeds1 in the nation. Spectrum is evolving its connectivity network to offer symmetrical and multi-gigabit Internet speeds across its entire footprint and has launched symmetrical Internet service in eight markets. Unlike competitors, Spectrum upgrades its network for all households and can do so at a much lower cost. Spectrum Advanced WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of connected devices with enhanced security and privacy is available to all Spectrum Internet customers.

Total video customers decreased by 294,000 in the third quarter of 2024, compared to a decline of 327,000 in the third quarter of 2023. As of September 30, 2024, Charter had 13.0 million total video customers. Spectrum TV Select video customers will soon receive up to $80 per month of programmers' streaming application retail value at no extra cost, including the ad-supported versions of Max, Disney+, Peacock, Paramount+, ESPN+, AMC+, Discovery+, BET+, ViX, and Tennis Channel Plus. This programmer streaming application inclusion is part of Charter's broader video evolution strategy to provide flexible packages with enhanced value, whether through full packages with seamless entertainment, smaller video packages, or a suite of a-la-carte programmer application options for broadband-only customers.

During the third quarter of 2024, total wireline voice customers declined by 288,000, compared to a decline of 286,000 in the third quarter of 2023. As of September 30, 2024, Charter had 7.2 million total wireline voice customers.

During the third quarter of 2024, Charter added 545,000 total mobile lines, compared to growth of 594,000 during the third quarter of 2023. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Spectrum Mobile is central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the third quarter of 2024, Charter activated 114,000 subsidized rural passings. Within Charter's subsidized rural footprint, total customer relationships increased by 41,000 in the third quarter of 2024.

1.Based on Broadband Download Speed nationally in Opensignal USA: Fixed Broadband Experience Report – National View, May 2024. Based on Opensignal independent analysis of mean download speed. © 2024 Opensignal Limited.
2.Based on Charter’s analysis of Ookla® Speedtest Intelligence® data for overall mobile WiFi and Cellular performance for 1Q24 in Charter’s footprint.

Third Quarter Financial Results
(in millions)

	Three Months Ended September 30,
	2024	2023	% Change
Revenues:
Internet	$5,872	$5,776	1.7%
Video	3,735	4,004	(6.7)%
Voice	360	379	(5.0)%
Mobile service	801	581	37.6%
Residential revenue	10,768	10,740	0.3%
Small and medium business	1,096	1,085	1.0%
Enterprise	723	698	3.7%
Commercial revenue	1,819	1,783	2.0%
Advertising sales	452	384	18.1%
Other	756	677	11.6%
Total Revenues	$13,795	$13,584	1.6%

Net income attributable to Charter shareholders	$1,280	$1,255	2.0%
Net income attributable to Charter shareholders margin	9.3%	9.2%

Adjusted EBITDA[1]	$5,647	$5,449	3.6%
Adjusted EBITDA margin	40.9%	40.1%

Capital Expenditures	$2,563	$2,961	(13.5)%

Net cash flows from operating activities	$3,905	$3,944	(1.0)%
Free cash flow[1]	$1,619	$1,097	47.6%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

Third quarter revenue increased by 1.6% year-over-year to $13.8 billion, driven by growth in residential mobile service, residential Internet, advertising and other revenues, partly offset by lower residential video revenue. Year-over-year revenue growth was favorably impacted by $68 million of total customer credits in the prior year period related to the temporary loss of Disney programming in September 2023.

Residential revenue totaled $10.8 billion in the third quarter, an increase of 0.3% year-over-year. Year-over-year revenue growth was favorably impacted by $63 million of residential customer credits in the prior year period related to the temporary loss of Disney programming in September 2023.

Third quarter 2024 monthly residential revenue per residential customer totaled $121.47, and increased by 1.8% compared to the prior year period. The growth was driven by promotional rate step-ups, rate adjustments, the growth of Spectrum Mobile and $63 million of residential customer credits in the prior year period related to the temporary loss of Disney programming in September 2023, partly offset by a lower mix of video customer relationships and a higher mix of lower priced video packages within Charter's video customer base.

Internet revenue grew by 1.7% year-over-year to $5.9 billion, driven by promotional rate step-ups and rate adjustments, partly offset by lower bundled revenue allocation and a decline in Internet customers during the last year.

Video revenue totaled $3.7 billion in the third quarter, a decrease of 6.7% compared to the prior year period, driven by a decline in video customers during the last year and a higher mix of lower priced video packages within Charter's video customer base, partly offset by promotional rate step-ups, video rate adjustments that pass through programmer rate increases and the aforementioned $63 million of residential customer credits recorded in September 2023.

Voice revenue decreased by 5.0% year-over-year to $360 million, driven by a decline in wireline voice customers over the last twelve months, partly offset by voice rate adjustments.

Third quarter mobile service revenue totaled $801 million, an increase of 37.6% year-over-year, driven by mobile line growth and higher bundled revenue allocation.

Commercial revenue increased by 2.0% year-over-year to $1.8 billion, driven by enterprise and SMB revenue growth of 3.7% and 1.0% year-over-year, respectively. The year-over-year increase in third quarter 2024 SMB revenue was driven by higher monthly SMB revenue per SMB customer, primarily due to rate adjustments. Enterprise revenue excluding wholesale increased by 5.9% year-over-year, mostly reflecting PSU growth.

Third quarter advertising sales revenue of $452 million increased by 18.1% compared to the year-ago quarter, primarily driven by higher political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 6.3% year-over-year due to a more challenged advertising market, partly offset by higher advanced advertising revenue.

Other revenue totaled $756 million in the third quarter, an increase of 11.6% compared to the third quarter of 2023, primarily driven by higher mobile device sales.

Operating Costs and Expenses

Third quarter programming costs decreased by $259 million, or 10.0% as compared to the third quarter of 2023, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, partly offset by contractual programming rate increases and renewals and a $61 million benefit in the prior year period related to the temporary loss of Disney programming in September 2023.

Other costs of revenue increased by $219 million, or 15.8% year-over-year, primarily driven by higher mobile device sales and mobile service direct costs.

Costs to service customers decreased by $12 million, or 0.5% year-over-year, primarily due to lower labor costs.

Sales and marketing expenses increased by $40 million, or 4.4% year-over-year, given Spectrum's continued focus on driving growth and the launch of its new brand platform, Life Unlimited.

Other expenses increased by $25 million, or 2.3% as compared to the third quarter of 2023.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.3 billion in the third quarter of 2024, compared to $1.3 billion in the third quarter of 2023, with higher Adjusted EBITDA mostly offset by higher other expenses, net primarily due to non-cash changes in the value of financial instruments.

Net income per basic common share attributable to Charter shareholders totaled $8.99 in the third quarter of 2024 compared to $8.42 during the same period last year. The increase was primarily the result of the factors described above in addition to a 4.5% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $5.6 billion grew by 3.6% year-over-year, reflecting growth in revenue and operating expenses of 1.6% and 0.2%, respectively.

Capital Expenditures

Capital expenditures totaled $2.6 billion in the third quarter of 2024, a decrease of $398 million compared to the third quarter of 2023, driven by lower spend on CPE and upgrade/rebuild (primarily network evolution). Line extensions capital expenditures totaled $1.1 billion in the third quarter of 2024, driven by Charter's subsidized rural construction initiative and continued network expansion across residential and commercial greenfield and market fill-in opportunities.

Charter now expects full year 2024 capital expenditures to total approximately $11.5 billion, a decrease from Charter's previous expectation of approximately $12.0 billion. The decrease primarily reflects lower expected network evolution and line extension spend in 2024, partly offset by higher expected rebuild spend related to plant restoration following recent hurricanes. Charter now expects full year 2024 network evolution spend of approximately $1.1 billion versus prior expectations of approximately $1.6 billion, due to the timing of software certification and integration. Charter now expects full year 2024 line extensions spend of approximately $4.3 billion versus $4.5 billion previously, reflecting a temporary shift in labor resources for plant restoration efforts following hurricanes Helene and Milton. The actual amount of capital expenditures in 2024 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the third quarter of 2024, net cash flows from operating activities totaled $3.9 billion, in-line with the prior year quarter, with higher Adjusted EBITDA offset by higher cash taxes.

Free cash flow in the third quarter of 2024 totaled $1.6 billion, an increase of $522 million compared to the third quarter of 2023. The year-over-year increase in free cash flow was primarily driven by lower capital expenditures and a more favorable change in accrued expenses related to capital expenditures.

Liquidity & Financing

As of September 30, 2024, total principal amount of debt was $95.1 billion and Charter's credit facilities provided approximately $5.5 billion of additional liquidity in excess of Charter's $721 million cash position.

Share Repurchases

During the three months ended September 30, 2024, Charter purchased 844 thousand shares of Charter Class A common stock and Charter Holdings common units for $262 million.

Webcast

Charter will host a webcast on Friday, November 1, 2024 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2024, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $373 million and $345 million for the three months ended September 30, 2024 and 2023, respectively, and $1.1 billion and $1.1 billion for the nine months ended September 30, 2024 and 2023, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator with services available to more than 58 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve Months Ended September 30,
	2024	2023	2024	2023	2024	2023
Net income attributable to Charter shareholders	$1,280	$1,255	$3,617	$3,499	$4,675	$4,695
Plus: Net income attributable to noncontrolling interest	194	181	560	533	731	722
Interest expense, net	1,311	1,306	3,955	3,869	5,274	5,096
Income tax expense	406	369	1,279	1,187	1,685	1,606
Depreciation and amortization	2,145	2,130	6,505	6,508	8,693	8,700
Stock compensation expense	146	164	513	540	665	650
Other, net	165	44	380	185	659	334
Adjusted EBITDA (a)	$5,647	$5,449	$16,809	$16,321	$22,382	$21,803

Net cash flows from operating activities	$3,905	$3,944	$10,970	$10,578	$14,825	$14,365
Less: Purchases of property, plant and equipment	(2,563)	(2,961)	(8,207)	(8,259)	(11,063)	(11,179)
Change in accrued expenses related to capital expenditures	277	114	510	110	572	379
Free cash flow (a)	$1,619	$1,097	$3,273	$2,429	$4,334	$3,565

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
REVENUES:
Internet	$5,872	$5,776	1.7%	$17,504	$17,227	1.6%
Video	3,735	4,004	(6.7)%	11,510	12,446	(7.5)%
Voice	360	379	(5.0)%	1,084	1,117	(3.0)%
Mobile service	801	581	37.6%	2,223	1,617	37.5%
Residential revenue	10,768	10,740	0.3%	32,321	32,407	(0.3)%
Small and medium business	1,096	1,085	1.0%	3,285	3,270	0.4%
Enterprise	723	698	3.7%	2,152	2,070	4.0%
Commercial revenue	1,819	1,783	2.0%	5,437	5,340	1.8%
Advertising sales	452	384	18.1%	1,240	1,123	10.5%
Other	756	677	11.6%	2,161	2,026	6.6%
Total Revenues	13,795	13,584	1.6%	41,159	40,896	0.6%

COSTS AND EXPENSES:
Programming	2,336	2,595	(10.0)%	7,378	8,134	(9.3)%
Other costs of revenue	1,604	1,385	15.8%	4,600	4,080	12.8%
Costs to service customers	2,130	2,142	(0.5)%	6,205	6,306	(1.6)%
Sales and marketing	952	912	4.4%	2,784	2,753	1.1%
Other expense (b)	1,126	1,101	2.3%	3,383	3,302	2.4%
Total operating costs and expenses (b)	8,148	8,135	0.2%	24,350	24,575	(0.9)%

Adjusted EBITDA (a)	$5,647	$5,449	3.6%	$16,809	$16,321	3.0%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. Third Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES	$13,795	$13,584	$41,159	$40,896

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,294	8,299	24,863	25,115
Depreciation and amortization	2,145	2,130	6,505	6,508
Other operating (income) expenses, net	21	29	62	(19)
	10,460	10,458	31,430	31,604
Income from operations	3,335	3,126	9,729	9,292

OTHER INCOME (EXPENSES):
Interest expense, net	(1,311)	(1,306)	(3,955)	(3,869)
Other expenses, net	(144)	(15)	(318)	(204)
	(1,455)	(1,321)	(4,273)	(4,073)
Income before income taxes	1,880	1,805	5,456	5,219
Income tax expense	(406)	(369)	(1,279)	(1,187)
Consolidated net income	1,474	1,436	4,177	4,032
Less: Net income attributable to noncontrolling interests	(194)	(181)	(560)	(533)
Net income attributable to Charter shareholders	$1,280	$1,255	$3,617	$3,499

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$8.99	$8.42	$25.23	$23.30
Diluted	$8.82	$8.25	$24.86	$22.94
Weighted average common shares outstanding, basic	142,308,740	149,004,322	143,379,041	150,169,275
Weighted average common shares outstanding, diluted	145,059,470	152,019,159	145,489,370	152,495,273

Addendum to Charter Communications, Inc. Third Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2024	2023
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$721	$709
Accounts receivable, net	3,067	2,965
Prepaid expenses and other current assets	704	458
Total current assets	4,492	4,132

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	41,846	39,520
Customer relationships, net	1,148	1,745
Franchises	67,455	67,396
Goodwill	29,668	29,668
Total investment in cable properties, net	140,117	138,329

OTHER NONCURRENT ASSETS	4,762	4,732

Total assets	$149,371	$147,193

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$11,362	$11,214
Current portion of long-term debt	1,798	2,000
Total current liabilities	13,160	13,214

LONG-TERM DEBT	93,517	95,777
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	998	—
DEFERRED INCOME TAXES	18,983	18,954
OTHER LONG-TERM LIABILITIES	4,659	4,530

SHAREHOLDERS' EQUITY:
Controlling interest	14,099	11,086
Noncontrolling interests	3,955	3,632
Total shareholders' equity	18,054	14,718

Total liabilities and shareholders' equity	$149,371	$147,193

Addendum to Charter Communications, Inc. Third Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,474	$1,436	$4,177	$4,032
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,145	2,130	6,505	6,508
Stock compensation expense	146	164	513	540
Noncash interest, net	9	9	25	13
Deferred income taxes	61	17	48	(46)
Other, net	159	25	264	212
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(66)	(68)	(99)	(11)
Prepaid expenses and other assets	(272)	(173)	(537)	(534)
Accounts payable, accrued liabilities and other	249	404	74	(136)
Net cash flows from operating activities	3,905	3,944	10,970	10,578

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,563)	(2,961)	(8,207)	(8,259)
Change in accrued expenses related to capital expenditures	277	114	510	110
Other, net	(153)	(47)	(378)	(334)
Net cash flows from investing activities	(2,439)	(2,894)	(8,075)	(8,483)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,645	3,543	17,388	14,591
Borrowings of equipment installment plan financing facility	124	—	1,000	—
Repayments of long-term debt	(4,115)	(3,650)	(19,899)	(14,385)
Payments for debt issuance costs	—	—	(27)	(18)
Purchase of treasury stock	(222)	(783)	(1,099)	(2,021)
Proceeds from exercise of stock options	27	16	29	21
Purchase of noncontrolling interest	(44)	(78)	(185)	(254)
Distributions to noncontrolling interest	(44)	(35)	(108)	(118)
Other, net	271	30	47	15
Net cash flows from financing activities	(1,358)	(957)	(2,854)	(2,169)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	108	93	41	(74)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	642	478	709	645
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$750	$571	$750	$571

CASH PAID FOR INTEREST	$1,214	$1,234	$3,812	$3,666
CASH PAID FOR TAXES	$473	$243	$1,120	$1,149

As of September 30, 2024, cash, cash equivalents and restricted cash includes $29 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets.
Addendum to Charter Communications, Inc. Third Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2024(c)	June 30, 2024(c)	December 31, 2023 (c)	September 30, 2023(c)
Footprint
Estimated Passings (d)	58,206	57,774	56,986	56,582

Customer Relationships (e)
Residential	29,465	29,615	29,904	30,012
SMB	2,223	2,222	2,222	2,224
Total Customer Relationships	31,688	31,837	32,126	32,236

Residential	(150)	(182)	(108)	3
SMB	1	3	(2)	5
Total Customer Relationships Quarterly Net Additions	(149)	(179)	(110)	8

Total Customer Relationship Penetration of Estimated Passings (f)	54.4%	55.1%	56.4%	57.0%

Monthly Residential Revenue per Residential Customer (g)	$121.47	$120.77	$119.41	$119.28
Monthly SMB Revenue per SMB Customer (h)	$164.38	$165.28	$162.38	$162.94

Residential Customer Relationships Penetration
One Product Penetration (i)	47.9%	47.7%	46.7%	46.5%
Two Product Penetration (i)	33.4%	33.2%	33.1%	33.0%
Three or More Product Penetration (i)	18.7%	19.2%	20.2%	20.5%

% Residential Non-Video Customer Relationships	57.8%	57.1%	54.8%	54.2%

Internet
Residential	28,205	28,318	28,544	28,606
SMB	2,052	2,049	2,044	2,043
Total Internet Customers	30,257	30,367	30,588	30,649

Residential	(113)	(154)	(62)	57
SMB	3	5	1	6
Total Internet Quarterly Net Additions	(110)	(149)	(61)	63

Video
Residential	12,437	12,718	13,503	13,751
SMB	578	591	619	628
Total Video Customers	13,015	13,309	14,122	14,379

Residential	(281)	(393)	(248)	(320)
SMB	(13)	(15)	(9)	(7)
Total Video Quarterly Net Additions	(294)	(408)	(257)	(327)

Voice
Residential	5,895	6,170	6,712	6,960
SMB	1,263	1,276	1,293	1,296
Total Voice Customers	7,158	7,446	8,005	8,256

Residential	(275)	(268)	(248)	(288)
SMB	(13)	(12)	(3)	2
Total Voice Quarterly Net Additions	(288)	(280)	(251)	(286)

Mobile Lines (j)
Residential	9,057	8,531	7,519	6,987
SMB	297	278	247	233
Total Mobile Lines	9,354	8,809	7,766	7,220

Residential	526	539	532	577
SMB	19	18	14	17
Total Mobile Lines Quarterly Net Additions	545	557	546	594

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	315	312	303	298
Enterprise Quarterly Net Additions	3	4	5	4

See footnotes on page 7.
Addendum to Charter Communications, Inc. Third Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Customer premise equipment (l)	$400	$659	$1,597	$1,772
Scalable infrastructure (m)	321	308	1,011	1,015
Upgrade/rebuild (n)	358	509	1,228	1,190
Support capital (o)	403	420	1,212	1,245
Capital expenditures, excluding line extensions	1,482	1,896	5,048	5,222

Subsidized rural construction line extensions	577	498	1,569	1,398
Other line extensions	504	567	1,590	1,639
Total line extensions (p)	1,081	1,065	3,159	3,037
Total capital expenditures	$2,563	$2,961	$8,207	$8,259

Capital expenditures included in total related to:
Commercial services	$346	$403	$1,103	$1,179
Subsidized rural construction initiative (q)	$581	$512	$1,575	$1,444
Mobile	$58	$76	$181	$235

See footnotes on page 7.

Addendum to Charter Communications, Inc. Third Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at September 30, 2024, June 30, 2024, December 31, 2023 and September 30, 3023, customers included approximately 127,300, 79,400, 135,800 and 143,300 customers, respectively, whose accounts were over 60 days past due, approximately 11,900, 10,000, 54,700 and 53,400 customers, respectively, whose accounts were over 90 days past due and approximately 11,800, 13,500, 286,000 and 261,700 customers, respectively, whose accounts were over 120 days past due. The decrease in accounts past due is predominately due to revisions to customer account balances associated with the end of the Affordable Connectivity Program, including balance write-offs and conversion to payment plans. Bad debt expense associated with these past due accounts was predominantly reflected in our consolidated statements of operations in prior periods.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, voice and mobile services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.
(f)Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Third Quarter 2024 Earnings Release